Exhibit 99.1
For more information, contact:
Communications: Terri Vogt 314.577.7750
FOR IMMEDIATE RELEASE
ANHEUSER-BUSCH SETTLES SHAREHOLDER LITIGATION
REGARDING PENDING MERGER WITH INBEV
     ST. LOUIS, Nov. 7, 2008 — Anheuser-Busch has announced that it has settled all of the shareholder litigation regarding its pending merger with InBev NV/SA. The settlement is subject to approval by the Delaware Court of Chancery. A copy of the Notice in connection with the settlement, which provides details of the settlement terms and the hearing before the Delaware Court of Chancery, is available on the Company’s website at www.anheuser-busch.com.
     Based in St. Louis, Anheuser-Busch is the leading American brewer, holding a 48.5 percent share of U.S. beer sales. The company brews the world’s largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in China brewer Tsingtao, whose namesake beer brand is the country’s best-selling premium beer. Anheuser-Busch ranked No. 1 among beverage companies in FORTUNE Magazine’s Most Admired U.S. and Global Companies lists in 2008. Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and one of the world’s largest recyclers of aluminum cans. For more information, visit www.anheuser-busch.com.
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